Exhibit 4.6

                                  I-TRAX, INC.

                         NONQUALIFIED STOCK OPTION GRANT
                         -------------------------------

         This STOCK OPTION GRANT, dated as of February 6, 2001 (the "Date of Grant"), is delivered by I-Trax, Inc. (the "Company") to Steven P. Shelov, M.D., M.S., FAAP, (the "Grantee"), an individual residing at 115 Brite Avenue, Scarsdale, New York 10583.

                                    RECITALS
                                    --------

         On the date hereof, iSummit Partners LLC, a New York limited liability company (d/b/a MyFamilyMD) ("MyFamilyMD"), I-Trax.com, Inc., a subsidiary of the Company, and the Company are closing a transaction pursuant to a Contribution and Exchange Agreement entered into as of September 22, 2000 (the "Exchange Agreement"). The Exchange Agreement contemplates, subject to the satisfaction of the terms and conditions set forth therein, an exchange by the members of MyFamilyMD of all of the outstanding membership interests in MyFamilyMD, for shares of common stock of the Company.

         The Grantee and MyFamilyMD are parties to a Consulting Contract ("Consulting Contract") and an Option Agreement ("Option Agreement"), each dated as of April 2000. Pursuant to the Consulting Contract the Grantee is obligated to perform certain consulting services to MyFamilyMD (the "Contract Services") and pursuant to the Option Agreement, the Grantee received options to acquire membership interests in MyFamilyMD. In connection with the transactions contemplated by the Exchange Agreement, the parties hereto want to terminate the Option Agreement and enter into this Agreement.

         The Board of Directors of I-Trax.com, Inc. (the "Board") has established the I-Trax.com, Inc. 2000 Equity Compensation Plan (a copy of which is attached hereto as Exhibit A) (the "Plan") for the purpose of granting options to purchase shares of common stock of I-Trax.com, Inc. to, among others, consultants and other non-employee service providers. The committee of the Board (the "Committee") that administers the option grants made under the Plan has determined to make a stock option grant to Grantee in exchange and substitution of the options granted pursuant to the Option Agreement, which Option Agreement and options are terminated effective as of the date hereof in connection with and in recognition of the Contract Services that the Grantee will continue to render to the Company pursuant to the Consulting Contract.

         NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee a nonqualified stock option (the "Option") to purchase 50,000 shares of common stock of the Company ("Shares") at an exercise price of $2.00 per Share. The Option shall become exercisable according to Paragraph 3 below.


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2. Status of Plan. This Option is being granted outside of the Plan, but the parties agree that this Agreement shall in all respects nevertheless be interpreted in accordance with the provisions of the Plan and the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in the same manner as if the Option had been granted thereunder, including, but not limited to, the provisions pertaining to
(i) the registration or listing of the Shares, (ii) any changes in the Company's capitalization and (iii) any requirements of applicable law. All capitalized terms that appear both in this Agreement and in the Plan shall have the same meanings for purposes of this Agreement as are given to them in the Plan. The Committee shall have the authority to interpret and construe this Agreement, and its decisions shall be conclusive as to any questions arising hereunder.

3. Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee is providing Contract Services to the Company (as defined in the Plan) on the applicable date:

   Date                       Shares for Which the Option is Exercisable
   ----                       ------------------------------------------

   February 6, 2002                    16,667
   May 6, 2002                          4,166
   August 6, 2002                       4,166
   November 6, 2002                     4,166
   February 6, 2002                     4,166
   May 6, 2003                          4,167
   August 6, 2003                       4,167
   November 6, 2003                     4,167
   February 6, 2003                     4,167

The exercisability of the Option is cumulative.

4. Term of Option.

         (a) The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period (February 5, 2011) (the "Expiration Date"), unless it is terminated at an earlier date pursuant to the provisions of this Agreement.

         (b) The Option shall automatically terminate upon the first of the following events to occur:

                  (i) The expiration of the 90-day period after the Grantee ceases to provide Contract Services to the Company, if such cessation is for any reason other than Disability (as defined in the Plan), death or Cause (as defined in the Plan).

                  (ii) The expiration of the one-year period after the Grantee ceases to provide Contract Services to the Company on account of the Grantee's Disability.


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                  (iii) The expiration of the one-year period after the Grantee ceases to provide Contract Services to the Company, if the Grantee dies while providing Contract Services to the Company or within 90 days after the Grantee ceases to provide such Contract Services on account of a termination described in subparagraph (i) above.

                  (iv) The date on which the Grantee ceases to provide Contract Services to the Company for Cause. In addition, notwithstanding the foregoing provisions of this Paragraph 4, if the Grantee engages in conduct that constitutes Cause after the Grantee ceases to provide Contract Services, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the Expiration Date. Any portion of the Option that is not exercisable at the time the Grantee ceases to provide Contract Services to the Company shall immediately terminate.

5.       Exercise Procedures.

         (a) Subject to the provisions of Paragraphs 3 and 4 above, the Grantee may exercise part or all of the exercisable Option by giving the Company's Chief Executive Officer written notice of his intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares of the Company which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

         (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with all relevant securities laws and regulations. Upon the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended (the "Act"), relating to the Shares of the Company issuable upon exercise of the Option. The Grantee (or other person exercising the Option after the Grantee's death) shall represent that (i) the Grantee is purchasing the Shares of the Company for the Grantee's own account and not with a view to, or for sale in connection with, any distribution of the Shares of the Company, and (ii) the Grantee has been advised and understands that (1) the Shares are "restricted securities" within the meaning of Rule 144; (2) the Shares have not been registered under the Act and must be held indefinitely unless they are subsequently registered under the Act or an exemption from registration is available; and (3) the Company is under no obligation to register the Shares under the Act or to take any action which would make available to the Grantee any exemption from such registration, and shall make such other representation as the Committee may deem appropriate The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any Shares issued or transferred to the Grantee upon the exercise of this Option. All

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obligations of the Company under this Agreement shall be subject to the right of the Company to withhold the amounts, or request the Grantee to provide the amounts, required to be withheld for any taxes, if applicable.

6. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to this Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate and that are authorized pursuant to the Plan.

7. Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee's lifetime and, after the Grantee's death, the Option shall be exercisable (subject to the limitations specified herein) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

8. Transfer of Restricted Shares. The Grantee hereby agrees that upon the exercise of the Option, he shall make no disposition of the Shares acquired (the "Restricted Shares") unless and until:

         (a) the Grantee shall have complied with all requirements of this Agreement applicable to the disposition of such Restricted Shares;

         (b) the Grantee shall have notified the Company of the proposed disposition and furnished it with a written summary of the terms and conditions of the proposed transfer; and

         (c) the Grantee shall have delivered to the Company a written opinion of counsel, in form and substance satisfactory to the Company, that (i) the proposed transfer does not require registration of the Restricted Shares under the Act, or under any applicable state blue sky laws or (ii) all appropriate action necessary for compliance with the Act or any applicable state blue sky laws or if any exemption from registration available under the Act has been taken.

         The Company may require that any transferee of the Restricted Shares agree, as a condition to such transfer, to an equivalent restriction on resale of the Shares unless the sale to the transferee is part of a registered public offering under the Act, or made in accordance with Rule 144 of the Securities Exchange Act of 1934, as amended. The Company shall not be required (i) to transfer on its books any Restricted Shares which have been sold or transferred in violation of the provisions of this Paragraph 8 or (ii) to treat as the owner of the Restricted Shares, or otherwise to accord voting or dividend rights to, any transferee to whom the Restricted Shares have been so transferred.

9. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained to provide Contract Services to the Company.

10. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee's rights in the event of the Grantee's death, shall have any of the rights and privileges of a

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shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

11. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee's consent.

12. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Executive Officer at One Logan Square, 130 N. 18th Street, Suite 2615, Philadelphia, Pennsylvania, 19103, or to such other address as the Company may designate to the Grantee in writing, and any notice to the Grantee shall be addressed to such Grantee at the current address shown above, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14. Adjustments. In the event that additional Shares of the Company are issued pursuant to a stock split or a stock dividend, the number of Shares which have not been purchased by the Grantee shall be increased by the same proportion. In the event that the Shares of the Company from time to time issued and outstanding are reduced by a combination of Shares of the Company, the number of Shares of the Company which have not been purchased by the Grantee shall be reduced by the same proportion. All such adjustments shall be made by the Committee, whose determination shall be final and binding. No such adjustment shall be made for cash or property distributions or the issuance to stockholders of the Company of rights to subscribe for additional Company stock or other securities. If any merger, consolidation, reorganization or other similar transaction affects the Shares subject to any unexercised portion of the Option, the Committee shall take the same action with respect to this Option as will be taken pursuant to the Plan with respect to the options issued thereunder.

15. Tax Consequences. The Company shall not be responsible for, or be a guarantor of, the tax consequences under federal, state or local law of any action or election taken or made by the Grantee under this Agreement and the Plan.

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16. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous written or oral negotiations, agreements, commitments and representations, including without limitation the Option Agreement. In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the former shall be controlling.

17. Amendment. This Agreement may not be modified or amended, except by a written instrument signed by each of the parties hereto.

18. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

19. Grantee Undertaking. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Committee may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or the Shares pursuant to the express provisions of this Agreement.

         IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

                                    I-TRAX, INC.
Attest:


________________________            By:      /s/ Frank A. Martin
                                             --------------------------


                                   Accepted: /s/ Steven P. Shelov
                                             --------------------------
                                             Grantee


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